UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 18, 2011

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

77 Rio Robles, San Jose, California 95134
(Address of principal executive offices, with zip code)
(408) 240-5500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Definitive Material Agreement.

On July 18, 2011, SunPower Corporation (“SunPower” or the “Company”) and certain subsidiary guarantors listed below entered into a Credit Agreement with Union Bank, N.A. (such agreement, the “Revolving Credit Facility”).

Until October 28, 2011 (the “Final Availability Date”), SunPower may borrow up to $50,000,000 under the Revolving Credit Facility, unless such availability is reduced under circumstances specified therein. Amounts borrowed may be repaid and reborrowed until the Final Availability Date. Any outstanding amounts under the Revolving Credit Facility are due and payable on October 31, 2011.

SunPower is required to pay interest on outstanding borrowings of, at SunPower's option, (1) LIBOR plus 2.75% or (2) 1.75% plus a base rate equal to the higher of (a) the federal funds rate plus 0.50%, or (b) Union Bank's reference rate as announced from time to time; a front-end fee of 0.15% on the total amount available for borrowing; and a commitment fee of 0.50% per annum, calculated on a daily basis, on funds available for borrowing and not borrowed.

The obligations of SunPower under the Revolving Credit Facility are guaranteed by its wholly owned subsidiaries SunPower North America, LLC and SunPower Corporation, Systems.

The Revolving Credit Facility includes representations, covenants, and events of default customary for financing transactions of this type. The Revolving Credit Facility will be terminated, and amounts due thereunder must be prepaid, upon the closing of any new domestic credit facility in favor of SunPower or any of its subsidiaries.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Union Bank Revolving Credit Facility

The information contained in Item 1.01 above is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

Date: July 18, 2011	By:	/S/ DENNIS V. ARRIOLA
	Name:	Dennis V. Arriola
	Title:	Executive Vice President and Chief Financial Officer